Exhibit 8.1

Registration Statement on Form F-4 of

Coari Participações S.A.

Rio de Janeiro,                     , 2009

Coari Participações S.A.

Rua Humberto de Campos, 425 (part), Leblon

22430-190

Rio de Janeiro, RJ, Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to Coari Participações S.A., a public company organized under the laws of the Federative Republic of Brazil (“Coari”) in connection with the proposed share exchange under Brazilian law (incorporação de ações), in which shares of Coari will be issued in exchange for shares of Brasil Telecom S.A. (“Brasil Telecom”), and the related preparation and filing by Coari with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-4 (as amended to the date hereof, the “Registration Statement”).

We hereby confirm that the discussion set forth in the Registration Statement and the prospectus contained therein under the caption “Part Five—The Share Exchange—Material Tax Considerations—Brazilian Tax Considerations,” insofar as such discussion constitute summaries of Brazilian law, fairly summarize the matters referred to therein based on what is expressed in Brazilian law in force as of the date of this letter.

We hereby consent to the filing of this opinion with Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Barbosa, Müssnich & Aragão Advogados